            EXHIBIT 1.A.

CERTIFICATE OF AMENDMENT

OF THE

AGREEMENT AND DECLARATION OF TRUST

OF

THE NEW YORK STATE OPPORTUNITY FUNDS

The undersigned being the President of The New York State Opportunity Funds, a business trust organized under the laws of the Commonwealth of Massachusetts, does hereby certify and set forth:

1.

The name of the business trust is “The New York State Opportunity Funds”.

2.

The Agreement and Declaration of Trust of The New York State Opportunity Funds was filed in the Commonwealth of Massachusetts on the 20th day of November, 1996.

3.

Section 1.1 of Article I of the Agreement and Declaration of Trust provides that the Trust shall be known as “The New York State Opportunity Funds” and that the Trust shall conduct the business of the Trust under that name of any other name as they may from time to time determine.

4.

Section 1.1 of Article I of the Agreement and Declaration of Trust also provides that until the Trustees determine otherwise, the principal place of business of the Trust is 4605 East Genesee Street, DeWitt, New York 13214.

5.

Section 1.1 of Article I of the Agreement and Declaration of Trust is hereby amended to read as follows:

Section 1.1.

Name.

This Trust shall be known as “Nysa Series Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The name of the Trust’s initial series shall be “Nysa Fund”.  Until the Trustees determine otherwise, the principal place of business of the Trust is 5710 Commons Park, East Syracuse, NY 13057.

IN WITNESS WHEREOF, the undersigned has executed and signed this certificate on this  26th day of July, 2007.

/S/Gregg A. Kidd

Gregg A. Kidd, President